Exhibit 99.1

,

ALTABANCORPTM ANNOUNCES RENEWED SHARE REPURCHASE PROGRAM

AMERICAN FORK, UTAH, November 20, 2020 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”) announced that the Board of Directors has authorized a share repurchase program for up to 940,000 shares (the “Repurchase Plan”), which represents approximately 5% of the Company’s outstanding shares as of November 15, 2020, in accordance with the Company’s overall capital goals.  The Repurchase Plan effectively represents a renewal of the Company’s prior repurchase plan that lapsed September 30, 2020. The Repurchase Plan remains in effect through November 30, 2021.

Repurchases by the Company under the Repurchase Plan may be made from time to time through open market purchases, trading plans established in accordance with U.S. Securities and Exchange Commission rules, privately negotiated transactions, or by other means.  The actual means and timing of any repurchases, quantity of purchased shares and prices will be subject to certain limitations, including, without limitation, market prices of the Company’s common shares, general market and economic conditions, the Company’s financial performance, and applicable legal and regulatory requirements, and at the discretion of the Chief Executive Officer and Chief Financial Officer.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s share repurchases.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.2 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

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Source: AltabancorpTM

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